Exhibit 3.1 - Certificate of Incorporation

SECRETARY OF STATE

(The Great Seal of State of Nevada)

CORPORATE CHARTER

I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that VISTA DORADA CORP., did on August 25, 2006, file in this office the original Articles of Incorporation; that said Articles of Incorporation are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by law of said State of Nevada.

                                IN WITNESS WHEREOF, I have hereunto set my
                                hand and affixed the Great Seal of State, at my office
                                on August 29, 2006.

(Seal of State of Nevada)                                       DEAN HELLER

                    DEAN HELLER
                                Secretary of State

                                    By

                                Certification Clerk